EXECUTION VERSION

CREDIT AGREEMENT
dated as of April 17, 2023
among
ARISTOTLE FUNDS SERIES TRUST,
acting for the account of and for the benefit of the series thereof known as
ARISTOTLE FLOATING RATE INCOME FUND,
the Lenders party hereto
and
U.S. BANK NATIONAL ASSOCIATION,
as the Administrative Agent
__________________________
U.S. BANK NATIONAL ASSOCIATION,
as Lead Arranger and Bookrunner
__________________________

Prepared by:
Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, New York 10104-3300

    i

EXHIBITS:
Exhibit A    Form of Assignment and Assumption
Exhibit B    Form of Note
Exhibit C    Outline of Opinion of Counsel to the Borrower
Exhibit D    Form of Written Borrowing Request
Exhibit E    Form of Closing Certificate
Exhibit F    Form of Compliance Certificate
Exhibit G    Form of U.S. Tax Compliance Certificate
Exhibit H    Form of Federal Reserve Form
SCHEDULES:
Schedule 1    List of Lenders and Commitments
v

CREDIT AGREEMENT, dated as of April 17, 2023, among ARISTOTLE FUNDS SERIES TRUST, a Delaware statutory trust, acting for the account of and for the benefit of the series thereof known as ARISTOTLE FLOATING RATE INCOME FUND, the Lenders party hereto, and U.S. BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
The parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.1Defined Terms
As used in this Credit Agreement, the following terms have the meanings specified below:
“Adjusted Asset Coverage” means, at any time, the ratio at such time of (a) Adjusted Total Net Assets to (b) the greater of (i) Adjusted Senior Debt, and (ii) one Dollar ($1).
“Adjusted Senior Debt” means, at any time, the sum (without duplication) of each of the following: (a) all Senior Debt plus (b) all Financial Contract Liabilities, plus (c) all Secured Liabilities, plus (d) all Segregated Liabilities.
“Adjusted SOFR” means, for any day, the higher of (a)(i) Daily Simple SOFR plus (ii) 0.10%, and (b) the Floor.
“Adjusted Total Net Assets” means, at any time (a) Total Net Assets, minus (b) the sum (without duplication) of the following: (i) the value of all Excluded Assets (but not less than zero), plus (ii) the value of all Excluded Investments (but not less than zero), plus (iii) the amount or value of all declared but unpaid Restricted Payments, plus (iv) the excess, if any, of (1) the value of all of the Borrower’s assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities of the Borrower under the Loan Documents) and all Segregated Liabilities.
“Administrative Agent” has the meaning set forth in the preamble of this Credit Agreement.
“Administrative Details Form” means an Administrative Details Form in a form supplied or approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” means the Company or any Series or subsidiary thereof, or any officer, director, trustee, employee or Affiliate of the Company or any Series or subsidiary thereof, or any agent of the Borrower that will act in any capacity with respect to this Credit Agreement.
“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any

Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.
“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.
“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), (d) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (e) Executive Order 13224 (effective September 24, 2001).
“Applicable Accounting Principles” means, with respect to the Borrower at any time, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.
“Applicable Rate” means a rate per annum equal to the Overnight Rate plus the Applicable Margin.
“Applicable Margin”: means, for any date, a percentage equal to 1.20%.
“Approved Amount” means, in connection with any borrowing or prepayment of any Loan, $1,000,000 or an integral multiple of $100,000 in excess thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a

Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means the Company, acting for the account of and for the benefit of the Fund.
“Borrowing” means Loans made on the same date.
“Borrowing Request” means a request in accordance with Section 2.2 for a Loan and, if required in writing, in the form of Exhibit D.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of one or more of the following events on or after the Effective Date: (a) the failure of the Investment Adviser to be a wholly-owned subsidiary of the Parent; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), including by way of merger or consolidation, of all or substantially all of the assets of the Investment Adviser or, together with any Affiliates thereof, the Parent to any Person or group of related Persons (other than another Affiliate of the Parent) for purposes of Section 13(d) of the Exchange Act (a “Group”); (c) the approval by the Managing Body of, or the holders of equity interests issued by, the Parent or the Investment Adviser of any plan or proposal for the liquidation or dissolution of the Parent or such Investment Adviser, as the case may be; or (d) any Person (other than an Affiliate of the Parent) or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 25% of the aggregate ordinary voting power represented by the equity interests issued by the Parent.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender hereunder to make Loans to the Borrower in an aggregate amount not exceeding the amount (a) set forth adjacent to its name on Schedule 1 on the Effective Date, and/or (b) under any Assignment and Assumption pursuant to which such Lender shall have assumed the Commitment of another Lender. The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $275,000,000.
“Commitment Fee Rate” means a rate per annum equal to 0.20%.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Lenders’ obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.
“Company” means Aristotle Funds Series Trust, a Delaware statutory trust.
“Conforming Changes” means, with respect to either the use or administration of Adjusted SOFR, any technical, administrative or operational changes (including changes to the definition of “Overnight Rate”, the definition of “Business Day”, the definition of “U.S Government Securities Business Day” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, if any, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Credit Parties” means, collectively, the Administrative Agent and the Lenders.
“Custodian” means, (a) prior to any Custodian Replacement Effective Date, The Bank of New York Mellon and (b) on and after any Custodian Replacement Effective Date, the Replacement Custodian, and in each case their respective successors and assigns.
“Custodian Replacement Effective Date” means the first date, if any, on which the Borrower has delivered to the Administrative Agent each of the following documents:
(i)a certificate, dated the Custodian Replacement Effective Date, from the Secretary or an Assistant Secretary of the Borrower in all respects satisfactory to the Administrative Agent, (i) attaching true, complete and correct copies of the resolutions duly adopted by the Managing Body of the Borrower approving the Replacement Custodian and the Replacement Custody Agreement, all of which shall be and remain in full force and effect, (ii) attaching a true, correct and complete copy of the Replacement Custody Agreement which shall be reasonably satisfactory to the Administrative Agent, and (iii) certifying the declaration of trust (or analogous formation documents) and by-laws (or analogous documents) of the Company, and the Borrower’s Prospectus, have not been amended, supplemented or otherwise modified since the prior date on which such documents were certified to the Administrative Agent or, if such documents have been amended, supplemented or otherwise modified since such prior date, attaching true, complete and correct copies of each such amendment, supplement or modification; and
(ii)a favorable written opinion (addressed to the Administrative Agent and each Lender and dated the Custodian Replacement Effective Date) from external legal counsel to the Borrower acceptable to the Administrative Agent.
“Custody Agreement” means, (a) prior to the Custodian Replacement Effective Date, the Custodian Services Agreement, dated as of June 20, 2001, by and between the

Borrower and BNY Mellon, in its capacity as custodian thereunder and (b) on and after the Custodian Replacement Effective Date, the Replacement Custody Agreement delivered to the Administrative Agent on such Custodian Replacement Effective Date.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Rate Day, SOFR in respect of such SOFR Rate Day has not been published on the SOFR Administrator’s Website, then SOFR for such SOFR Rate Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Delayed Settlement Loan” means, as of any date, any Senior Loan with respect to which the Borrower has entered into a sale or trade (in either case as the transferor) and such sale or trade has not, (a) in the case of any Senior Loan trading on “par documents”, settled within forty-two (42) Business Days of the date of such sale or trade, or (b) in the case of any other Senior Loan, settled within sixty (60) Business Days of the date of such sale or trade.
“Dollars” or “$” refers to lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning set forth in Section 5.1.
“Electronic Platform” means an electronic system for the delivery of information (including documents), such as DebtDomain or IntraLinks On-Demand WorkspacesTM, that may or may not be provided or administered by the Administrative Agent or an Affiliate thereof.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(v) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Eligible Senior Loans” means Senior Loans (a) with respect to which the principal thereof, and interest thereon, is payable in US dollars, and such interest is payable in cash (with no “PIK option”) no less frequently than semi-annually, (b) in respect of which the Borrower’s interest is not a participation or subparticipation, (c) which are part of a syndicated credit facility in which the sum of the aggregate revolving loan commitment amount plus the aggregate outstanding principal amount of all loans (other than revolving loans) under such facility on the origination date of such credit facility was at least $100,000,000, (d) which relate to loan documents in which the Borrower’s interest in the aggregate outstanding principal amount of all loans and unfunded commitments thereunder is no greater than 20%, (e) in which the Borrower’s interest in all collateral security therefor and principal and interest payments thereunder is no less than pro rata and pari passu with all other lenders in the particular tranche in which the Borrower holds an interest, (f) in respect of which neither the related administrative agent nor any controlling affiliate thereof (i) is subject to any bankruptcy or other insolvency proceeding, (ii) has stated in writing that it will not perform its obligations, if any, under the relevant loan documents, or (iii) is in default of its obligation to provide credit or other funding under such loan documents, (g) which are priced daily by Loan Pricing Corporation, Markit, or other similar pricing service satisfactory to the Administrative Agent, (h) which are not more than 90-days past due or otherwise non-performing, (i) which are not Delayed Settlement Loans, and (j) in respect of which the Borrower is not a “defaulting lender”.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.
“Erroneous Payment” has the meaning assigned to it in Section 8.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.12(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.12(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.12(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 8.1.
“Excluded Assets” means, with respect to the Borrower at any time, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, and (d) all Investments that are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of the Borrower.
“Excluded Investments” means all Investments of the Borrower in Senior Loans that are not Eligible Senior Loans.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Documents” has the meaning set forth in Section 5.1(i).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the foregoing, and any legislation or regulations adopted or promulgated by any Governmental Authority pursuant to any such intergovernmental agreement.
“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the Floor and (b) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day.
“Federal Reserve Form” means, with respect to any Lender, a Form FR U-1 duly completed by such Lender and executed by the Borrower, the statements made in which shall, in the reasonable opinion of such Lender, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.
“Financial Contract” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, or (j) any other similar arrangement.
“Financial Contract Liability” means, at any time and with respect to each Financial Contract to which the Borrower is a party, the liability of the Borrower in respect of such Financial Contract determined on a mark-to-market basis, provided that if for purposes of financial reporting such liability or other obligation is required to be reported by the Borrower on a notional basis, then such liability will be the notional amount of such Financial Contract.
“Floor” means a rate per annum equal to 0.0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means the Series of the Company known as Aristotle Floating Rate Income Fund.
“Fundamental Policies” means, collectively (a) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Offering Document as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (b) all policies limiting the incurrence of Indebtedness by the Borrower set forth in the Offering Document as in effect on the Effective Date.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.
“ICA” means the Investment Company Act of l940.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by

such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.3(b).
“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of 3.0% of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceeds 5.0% of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceeds 10.0% of the total assets of the acquiring company.
“Interest Payment Date” means (a) the last Business Day of each calendar quarter, and (b) the Commitment Termination Date.
“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.
“Investment Adviser” means, with respect to the Borrower, the investment adviser or investment manager therefor.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
“Loan” means a loan made pursuant to Section 2.2.
“Loan Documents” means this Credit Agreement, the Notes, and all other agreements evidencing or securing the obligations of the Borrower hereunder or thereunder, together with all amendments, supplements or other modifications thereto.
“Losses” has the meaning assigned to such term in Section 10.3(b).
“Managing Body” means, with respect to any Person, the board of directors thereof, the board of trustees thereof, or other similar managing body thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, any Credit Party under any Loan Document.
“Material Indebtedness” means Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.
“Maturity Date” means, with respect to each Loan, the earliest to occur of (a) the 60th day after the making of such Loan, (b) the Scheduled Commitment Termination Date, and (c) the date on which the outstanding principal balance of the Loans shall become due and payable in accordance herewith.
“Measurement Date” means, as of any date, the date of the most recent audited financial statements of the Borrower which were furnished to the Administrative Agent.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.
“Net Asset Value” means, at any time, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.
“Note” means, with respect to each Lender, a promissory note, substantially in the form of Exhibit B, made by the Borrower and payable to such Lender, including all replacements thereof and substitutions therefor.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offering Document” means the prospectus of the Borrower as amended, supplemented or otherwise modified from time to time through and including the Effective Date.
“Ordinary Course Lien” means any Lien referred to in Section 7.2(a), (b), (c), (d) or (e)(i).
“Ordinary Liabilities” means, with respect to the Borrower at any time, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6(b)).
“Overnight Rate”: for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day, (b) Adjusted SOFR in effect on such day, and (c) the Floor.
“Parent” means Aristotle Capital Management, LLC.
“Participant” has the meaning assigned to such term in Section 10.4(d).
“Participant Register” has the meaning assigned to such term in Section 10.4(d).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned to it in Section 8.12(a).
“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with the Offering Document.
“Permitted Liens” means Liens permitted by Section 7.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Recipient” means the Administrative Agent or any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 10.4(c).
“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.
“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning set forth in Section 9.6(b).
“Replacement Custodian” means U.S. Bank (which custodian is deemed approved by the Lenders on the Effective Date) or such other custody bank approved by the Required Lenders that, in each case, enters into a Replacement Custody Agreement with the Borrower after the Effective Date.
“Replacement Custody Agreement” means the custodial services agreement between the Borrower and any Replacement Custodian with respect to the custody of the Borrower’s assets.
“Required Lenders” means, at any time, one or more Lenders having unused Commitments and outstanding Loans representing greater than 50% of the sum of the unused Commitments and outstanding Loans of all Lenders, provided that if there is more than one Lender, at least two Lenders shall be required, provided further that for purposes of the foregoing proviso, Lenders that are Affiliates shall be treated as a single Lender, provided further that the unused Commitments and outstanding Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning set forth in Section 9.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means (a) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by the Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by the Borrower on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such shares, units or other equity interests; provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of the Borrower shall not constitute a “Restricted Payment”.
“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is the subject or target of country-based or region-based (not individual- or entity-based) Sanctions.

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanction.
“Sanctions” has the meaning set forth in Section 4.15(a).
“Scheduled Commitment Termination Date” means November 21, 2023.
“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.
“Section 23A Affiliate” means an “affiliate” within the meaning of Section 23A of the Federal Reserve Act.
“Secured Liability” means each liability of the Borrower secured by a Lien on property (other than Excluded Assets).
“Securities Act” means the Securities Act of 1933.
“Segregated Liability” means each liability or other obligation of the Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by the Borrower to comply with Section 18 of the ICA with respect to Financial Contracts).
“Senior Debt” means, at any time, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower.
“Senior Loans” means corporate loan obligations (other than securities).
“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA.
“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.
“Series” means a separate mutual fund series or portfolio of the Company.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower, the Credit Parties or any of their respective subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Status” has the meaning set forth in Section 4.16.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means the lesser of (a) 1.0% of the aggregate Net Asset Value of the Borrower, and (b) $500,000.
“Total Net Assets” means, at any time, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower less (b) the Ordinary Liabilities of the Borrower.
“Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Bank” means U.S. Bank National Association.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Terms Generally
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.
Section 1.3Accounting Terms
As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (a) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Required Lenders, as the case may be, or the Borrower and the Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.
Section 1.4Non-Recourse Persons
Each Credit Party hereby agrees for the benefit of each and every Series of the Company (other than the Fund), and each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder. Notwithstanding anything to the contrary contained in any Loan Document, (i) each liability or obligation incurred under the Loan Documents by the Borrower will be incurred solely for the account of the Borrower, and (ii) the sole source of payment of each liability or obligation incurred under the Loan Documents by the Borrower shall be the revenues and assets of the Borrower.
Section 1.5Rates: Conforming Changes
(a)    The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Overnight Rate, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Daily Simple SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Overnight Rate, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Overnight Rate, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(b)    In connection with the use or administration of Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.
ARTICLE 2.
THE CREDITS
Section 2.1Commitments
Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make loans in Dollars to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, the aggregate outstanding principal balance of all Loans made by such Lender would not exceed its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
Section 2.2Loans
(a)Requesting a Loan. To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Administrative Agent, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail transmission or facsimile to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), and (B) the amount of such Loan, which shall be in an Approved Amount.
(b)Funding. Promptly following receipt of a Borrowing Request in accordance with subsection (a) of this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower on such proposed date by promptly transferring the amounts so received, in like funds, to a custodial account at the Custodian in the name of the Borrower or, in the event a Borrowing shall not occur on such date because any condition precedent thereto herein shall not have been met, return the amounts so received to the respective Lenders, without interest.
Section 2.3Termination or Change of Commitments
(a)Unless previously terminated, the Commitments shall terminate on the Scheduled Commitment Termination Date.
(b)The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments, provided that (i) the Borrower may not terminate or reduce the Commitments if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Sections 2.4 or 2.5, the aggregate outstanding principal balance of the Loans would exceed the Commitments, and (ii) each such reduction shall be in a minimum amount of $5,000,000 and in an integral multiple of $250,000.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.3(b) at least three (3) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitments hereunder shall be permanent. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. Each termination or reduction of the Commitments shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.
Section 2.4Repayment of Loans
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)In the event that at any time, the Borrower shall fail to be in compliance with Section 7.7, the Borrower shall immediately repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Borrower shall be in compliance with Section 7.7.
(c)In the event that at any time, the aggregate outstanding principal balance of all Loans exceeds the aggregate Commitments, the Borrower shall immediately repay the Loans by an amount equal to such excess.

Section 2.5Voluntary Prepayments
The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan in whole or in part. The Borrower shall notify the Administrative Agent by telephone (confirmed by e-mail transmission or facsimile) of any prepayment hereunder not later than 2:00 p.m., New York City time, on the Business Day of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.
Section 2.6Payments Generally
(a)In General. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments (except to the extent payable directly to a Lender under Sections 3.3, 3.4 or 10.3) shall be made to the Administrative Agent at its office at 800 Nicollet Mall, Minneapolis, MN 55402, or such other office as to which the Administrative Agent may notify the Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied to the obligations owing by the Borrower: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Administrative Agent may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.
(b)Pro Rata Treatment. Except as may otherwise be expressly provided in this Credit Agreement, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of fees payable to the Lenders and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.
(c)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(d) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (x) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (y) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s share of such Loan for purposes of this Credit Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.6(c)(i) shall cease.
(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(ii)Notices. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be presumptively correct, absent manifest error.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and neither joint nor joint and several. The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make any payment under Section 10.3(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.7Defaulting Lenders
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.7(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.2(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.8Evidence of Debt
Each Lender, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan made by such Lender at one of its offices in the United States. The entries made in such account or accounts shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of such Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note, which shall evidence the Loans made by such Lender in addition to such accounts or records.
ARTICLE 3.
INTEREST, FEES, YIELD PROTECTION, ETC.
Section 3.1Interest
(a)Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Applicable Rate plus 2.00%.

(b)Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of Section 3.1(a) shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Federal Funds Effective Rate, Adjusted SOFR and the Overnight Rate shall each be determined by the Administrative Agent in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.
Section 3.2Fees
(a)The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the Commitment Termination Date, at a rate per annum equal to the Commitment Fee Rate on the daily amount of the excess of such Lender’s Commitment over the aggregate outstanding principal balance of the Loans of such Lender. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)On the date hereof, the Borrower shall pay to the Administrative Agent for the account of each Lender an upfront fee in an amount equal to 0.025% of such Lender’s Commitment as in effect on the date hereof.
(c)The Borrower shall pay to the Administrative Agent such fees, in such amounts and at such times as may have been separately agreed upon in writing by the Borrower and the Administrative Agent.
Section 3.3Increased Costs
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Overnight Rate);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such

Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender or Recipient setting forth such Person’s reasonable good faith determination of the additional amount or amounts necessary to compensate such Person or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten (10) days after receipt thereof. In determining such additional amounts of compensation, such Person will act reasonably and in good faith.
(d)Failure or delay on the part of any Lender or Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate any such Person pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.4Taxes
(a)Defined Terms. For purposes of this Section 3.4 (i) the term “applicable law” includes FATCA, and (ii) any reference to an IRS Form means such form or any applicable successor form.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Recipient timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders. (i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.4(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.5Alternate Rate of Interest.
(a)If (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted SOFR; or (ii) the Administrative Agent is advised by Required Lenders that (A) Adjusted SOFR does not or would not adequately and fairly reflect the cost to the Lenders of funding new or existing Loans; thereafter, the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders (upon the instruction of the Required Lenders with respect to notice given pursuant to clause (ii) above) that the circumstances giving rise to such notice no longer exist, (x) any pending request for a Loan may be revoked by the Borrower, and (y) with respect to outstanding Loans and subsequent Loans, the Overnight Rate shall be equal to the higher of (i) the Federal Funds Effective Rate plus 0.25%, and (ii) the Floor.
(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) one or more circumstances described in Section 3.5(a) have arisen and that such circumstance(s) are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this Section 3.5(b) have not arisen but the SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Adjusted SOFR shall no longer be used for determining interest rates for loans, or (iii) Adjusted SOFR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to Adjusted SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of Applicable Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective upon written notice of such alternate rate of interest (a “Rate Notice”) to the Lenders unless the Administrative Agent receives written notice from the Required Lenders within five Business Days of the date of such Rate Notice stating that such Lenders object to such amendment. Until an alternate rate of interest to Adjusted SOFR shall be determined in accordance with this Section 3.5(b), the Overnight Rate shall be equal to the higher of (i) the Federal Funds Effective Rate plus 0.25%, and (ii) the Floor.
Section 3.6Mitigation Obligations; Replacement of Lenders
(a)If any Lender requests compensation under Section 3.3, or requires the Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.3 or 3.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 3.3, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.3 or Section 3.4) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
The Borrower, in order to induce each Credit Party to enter into this Credit Agreement and to induce each Lender to make Loans, hereby makes the following representations and warranties to such Credit Party:
Section 4.1Organization and Power
The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own its property and to carry on its business as now conducted.
Section 4.2Authority and Execution; Affected Financial Institution
The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and the Company is in full compliance with its

Organization Documents. The Borrower has duly executed and delivered the Loan Documents to which it is a party. The Company is not an Affected Financial Institution.
Section 4.3Binding Agreement
The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
Section 4.4Litigation
There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of any Series or the Company) pending or, to the knowledge of the Borrower, threatened against any Series or the Company or maintained by any Series or the Company, which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.5Approvals and Consents
No consent, authorization or approval of, filing with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against the Borrower or its property or assets, other than any such consent, authorization, approval, filing or notice that has been obtained or completed, as the case may be, by the Borrower. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of, the Loan Documents to which it is a party.
Section 4.6No Conflict
Neither the Company nor any Series is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Borrower of the terms of the Loan Documents to which it is a party, the Loans and the use by the Borrower of the proceeds thereof (a) will not (i) violate any treaty, statutes, law (including any applicable usury or similar law), rule or regulations, including the ICA, of any Governmental Authority applicable to the Company or the Fund or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.

Section 4.7Taxes
The Company has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed against the Borrower or any of its property. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against the Company or any Series which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.
Section 4.8Compliance
Neither the Company nor any Series is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Company and each Series is complying with all applicable statutes and regulations, including the ICA and the Securities Act, of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.
Section 4.9Property
The Borrower has good title to all of its property with respect to which the absence of such title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.
Section 4.10Federal Reserve Regulations; Use of Loan Proceeds
(a)No filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.
(b)Immediately after the making of each Loan and the use of the proceeds thereof, the value of the Margin Stock of the Borrower will be less than 25% of the Borrower’s total assets.
Section 4.11No Material Adverse Effect
Since the Measurement Date, the Borrower has conducted its businesses only in the ordinary course and there has been no event or occurrence that has resulted in a Material Adverse Effect (other than a Material Adverse Effect resulting from a drop in the market value of the Borrower’s assets).
Section 4.12Material Agreements
Each of the following is in full force and effect: (a) the investment advisory agreement between the Borrower and its Investment Adviser, (b) the Custody Agreement, and (c) the administration agreement between the Borrower and its administrator.

Section 4.13Financial Condition
The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been furnished to the Administrative Agent, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.
Section 4.14No Misrepresentation
(a)No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to any Credit Party in connection with the transactions contemplated thereby, contains a misstatement of material fact or, to the best knowledge of the Borrower, omits to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.
(b)As of the Effective Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.
Section 4.15Sanctions, Etc.
(a)No Affected Person is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, including, as of the date of this Credit Agreement, Crimea, Cuba, Iran, North Korea, and Syria.
(b)No Affected Person or any Person that owns or controls (directly or indirectly) the Company or the Borrower or receives (directly or indirectly) any proceeds of any Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.
(c)No Affected Person or any Person that owns or controls (directly or indirectly) the Company or the Borrower, or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.
(d)The Company, each subsidiary thereof and each Series is in compliance with the FCPA and each foreign counterpart thereof. Neither the Company, any subsidiary thereof nor any Series has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Company or to any subsidiary thereof or any Series, or any other Person, in violation of the FCPA.
(e)Each Affected Person is in compliance with all applicable Sanctions in all material aspects. The Company, each subsidiary thereof and each Series has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.
Section 4.16Investment Company Status
(a)The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is an “open-end company” within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Lender, (v) it is not an Indirect Fund, (vi) it has only one series of capital stock, (vii) it is in compliance with the Fundamental Policies, and (viii) it is not a party to any inter-fund lending arrangement.
(b)The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.
(c)The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.
Section 4.17ERISA
The Borrower (a) is not, and has not been in the last five (5) years, a member of an ERISA Group, and (b) has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.
ARTICLE 5.
CONDITIONS
Section 5.1Effective Date
The obligation of each Lender to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 10.2 (and, upon such satisfaction or waiver, the Administrative Agent shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):
(a)The Administrative Agent shall have received a counterpart of this Credit Agreement signed on behalf of the Borrower and each Lender.

(b)If any Lender shall have requested one, the Administrative Agent shall have received, for the account of such Lender, an original Note, dated the Effective Date, executed on behalf of the Borrower and payable to such Lender.
(c)The Administrative Agent shall have received a favorable written opinion (addressed to each Credit Party and dated the Effective Date) from external legal counsel to the Borrower acceptable to the Administrative Agent, the substance of which is set forth in Exhibit C. The Borrower hereby requests such counsel to deliver such opinion.
(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrower, substantially in the form of Exhibit E, and in all other respects satisfactory to the Administrative Agent.
(e)The Administrative Agent shall have received, for the account of each Lender, a copy of an initial Federal Reserve Form, substantially in the form of Exhibit H, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to such Lender.
(f)The Administrative Agent shall have received Uniform Commercial Code search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record (other than Liens acceptable to the Administrative Agent) in such official’s office covering the Borrower or any asset or property thereof.
(g)Prior to or simultaneously with the Effective Date, (i) the Borrower shall have paid all principal, interest and other sums owing (whether or not then due) by the Borrower under the Credit Agreement, dated as of November 30, 2018 (as amended through the Effective Date), among the Borrower, the Lenders party thereto, and The Bank of New York Mellon, as administrative agent for the Lenders and all other agreements, instruments and other documents executed or delivered in connection therewith, in each case as amended, supplemented or otherwise modified (collectively, the “Existing Credit Documents”), (ii) the Existing Credit Documents shall have been terminated (other than provisions thereof which, by their terms, provide that they survive any such termination), and all commitments under the Existing Credit Documents to make loans or otherwise extend credit to or for the account of the Borrower shall have been cancelled or terminated, (iii) all Liens, if any, on the property of the Borrower securing the obligations under the Existing Credit Documents shall have been released or otherwise terminated, and (iv) the Administrative Agent shall have received satisfactory evidence of all of the foregoing. By executing and delivering this Credit Agreement, the Borrower acknowledges and agrees that (x) all sums due and owing by the Borrower under the Existing Credit Documents have been paid, (y) all commitments under the Existing Credit Documents to make loans or otherwise extend credit to or for the account of the Borrower have been cancelled or terminated, (iii) all Liens, if any, on the property of the Borrower securing the obligations under the Existing Credit Documents have been released or otherwise terminated.
(h)(i) The Administrative Agent shall have received such information it shall have requested (and as any Lender may have requested through the Administrative Agent) in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies, and (ii) at least five days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification to the Administrative Agent in relation to the Borrower.
(i)All fees and other amounts due and payable by the Borrower under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced,

reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder and in accordance with any fee letter and/or expense letter entered into between the Administrative Agent and the Borrower.
Section 5.2Each Credit Event
The obligation of each Lender to make each Loan is subject to the satisfaction of the following conditions:
(a)(i) The representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), and (ii) immediately before and after giving effect to such Loan and the use of the proceeds thereof no Default shall have occurred and be continuing.
(b)The Administrative Agent shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a).
(c)Such Lender shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith.
Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.
ARTICLE 6.
AFFIRMATIVE COVENANTS
Until the Commitment Termination Date shall have occurred and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with each Credit Party that:
Section 6.1Financial Statements and Other Information
The Borrower shall, subject to the ultimate paragraph of this Section, furnish or cause to be furnished to the Administrative Agent:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)as soon as available, but in any event within ninety (90) days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;
(c)as soon as available, but in any event not later than forty-five (45) days after the first and third quarterly accounting periods in each fiscal year of the Borrower, a statement of assets and liabilities, together with the related schedule of investments, statement of operations and changes in net assets, in each case certified by a duly authorized representative of the Borrower;
(d)simultaneously with the delivery of each financial statement pursuant to Section 6.1(a), (b) or (c), a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F;
(e)as soon as available, but in any event not later than five (5) Business Days after the end of each calendar month in respect of which the Borrower had any principal of any Loan outstanding on the last day of such calendar month, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F;
(f)prompt written notice of any contest referred to in Sections 6.5 or 6.6;
(g)prompt written notice of (i) each proxy solicitation sent to the holders of the Borrower’s securities, (ii) each determination by the Managing Body of the Borrower to circulate such a proxy solicitation for the purposes of changing the Fundamental Policies, and (iii) each change to the Fundamental Policies; and
(h)promptly after request therefor, (i) such other information with respect to the Company and the Fund as any Credit Party may reasonably request from time to time, (ii) such information for purposes of complying with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and (iii) such information and documentation, including a Beneficial Ownership Certification (updated or otherwise), reasonably requested by any Credit Party or any proposed assignee of such Credit Party (provided such assignee has obtained all consents required under Section 10.4) for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws, including the Beneficial Ownership Regulation.
The Borrower shall not be required pursuant to Sections 6.1(a), (b) or (c) to deliver or otherwise provide any information to any Credit Party to the extent such information is (i) readily available in printable form through the U.S. Securities and Exchange Commission’s EDGAR system or on any other website with respect to which the Borrower shall have provided prior written notice thereof to the Administrative Agent or (ii) delivered (in appropriate electronic form) to the Administrative Agent for posting to the Electronic Platform, in either case within the time period provided in such Section.
Section 6.2Notice of Material Events
The Borrower shall furnish or cause to be furnished to the Administrative Agent prompt written notice of the following, together with a statement of a duly authorized representative of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect; and
(c)the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Section 6.3Legal Existence
The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.
Section 6.4Insurance
The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Administrative Agent, promptly following written request therefor, information as to the insurance carried.
Section 6.5Payment of Indebtedness and Performance of Obligations
The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.
Section 6.6Observance of Legal Requirements
The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.
Section 6.7Books and Records; Visitation
The Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one (1) Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five (5) Business Days prior, at all other times) permit representatives of each Credit Party to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower, and (c) upon the reasonable request of any Credit Party, deliver to such Credit Party a detailed list of assets of the Borrower.
Section 6.8Purpose of Loans
The Borrower shall use the proceeds of each Loan to finance temporarily the repurchase or redemption of shares of the Borrower and other purposes, provided that in no event shall the proceeds of any Loan be used for (a) purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U, or (b) purposes other than the Borrower’s general business and working capital purposes.
Section 6.9Maintenance of Status
The Borrower shall maintain at all times its Status.
ARTICLE 7.
NEGATIVE COVENANTS
Until the Commitment Termination Date shall have occurred and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with each Credit Party that:
Section 7.1Indebtedness; Senior Securities
(a)The Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:
(i)Indebtedness under the Loan Documents,
(ii)Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with the Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to be in Default under Section 7.7, and
(iii)Indebtedness to the Custodian incurred (x) for the purposes of clearing and settling purchases and sales of securities, or (y) for temporary or emergency purposes.
(b)The Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security thereof, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).
Section 7.2Liens
The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;
(b)Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;
(c)Liens arising out of judgments or decrees affecting the property attributable to the Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;
(d)Liens created or arising under the Loan Documents;
(e)(i)(i) Liens arising under the Custody Agreement and securing obligations (other than Indebtedness) of the Borrower thereunder, to the extent such obligations arose in the ordinary course of business, and (ii) Liens arising under the Custody Agreement and securing Indebtedness of the Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1, and
(f)Liens in respect of obligations arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies.
Section 7.3Fundamental Changes
The Borrower will not (a) consolidate or merge into or with any Person, or divide, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.
Section 7.4Restricted Payments
The Borrower will not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment, except:
(a)the Borrower may declare, make or otherwise pay any Restricted Payment if, immediately before and after giving effect thereto, (i) no Event of Default shall exist or would occur, or (ii) no principal of any Loan shall or would be outstanding, and
(b)the Borrower may make or otherwise pay any Restricted Payment if, immediately before and after the declaration thereof, no Event of Default shall exist or would occur.
Section 7.5Fundamental Policies; Valuation
The Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and the Fundamental Policies, (b) amend or otherwise modify the Fundamental Policies, or (c) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with applicable law (including the ICA) and the Offering Document.
Section 7.6Amendments and Changes
(a)The Borrower will not amend or otherwise modify its Organization Documents or the Custody Agreement, in each case in any way which would adversely affect the rights or remedies of any Credit Party under the Loan Documents.
(b)The Borrower will not change or permit any change in its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.
Section 7.7Financial Covenants
(a)The Borrower will not permit the Adjusted Asset Coverage to be less than 5.00:1.00 at any time.
(b)The Borrower shall not at any time permit (i) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies, or (ii) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on such date under the ICA or other applicable law.
Section 7.8Section 0.54    Investment
The Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.
Section 7.9Sanctions, Etc.
(a)No Affected Person will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Person, or in any country, region or territory, that, at the time, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).
(b)The Borrower will not cause or permit any Affected Person to violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.
(c)The Borrower shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

ARTICLE 8.
EVENTS OF DEFAULT
Section 8.1Events of Default
Each of the following shall constitute an “Event of Default”:
(a)any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation, warranty or certification made or deemed made by or on behalf of the Borrower in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower shall, with respect to any covenant, condition or agreement contained in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.3, 6.8 or 6.9 or in Article 7 to be observed or performed by the Borrower, fail to observe or perform such covenant, condition or agreement;
(e)the Borrower shall, with respect to any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1) to be observed or performed by the Borrower, fail to observe or perform such covenant, condition or agreement, and such failure shall continue unremedied for a period of thirty (30) days after the Borrower shall, or reasonably should, have obtained knowledge thereof;
(f)the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Series, or the debts of the Company or any Series, or of a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Series or for a substantial part of the assets of the Company or any Series; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Company or any Series shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)(i) the custodian for all of the assets of the Borrower shall fail to be the Custodian, or an Affiliate thereof, (ii) the sole administrator for the Borrower shall fail to be the Parent, or an Affiliate thereof, (iii) the independent auditors for the Borrower shall fail to be Tait, Weller & Baker LLP or any “big four” auditing firm, or (iv) the Investment Adviser shall fail to be Aristotle Investment Services, LLC;
(l)a Change of Control shall occur;
(m)one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;
(n)any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow in writing any of its obligations thereunder; or
(o)the suspension of registration of the Borrower’s shares or the commencement of any proceeding for such purpose.
Section 8.2Remedies
If any Event of Default shall occur and be continuing (a) pursuant to paragraph (h) or (i) of Section 8.1, then the Commitment of each Lender shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, or (b) pursuant to any other paragraph of Section 8.1, then at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, with the consent of Required Lenders, or shall, at the request of Required Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Commitments terminated, and thereupon the Commitments shall terminate immediately and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such

Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without any presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 9.
THE ADMINISTRATIVE AGENT
Section 9.1Appointment and Authority
Each Lender hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Credit Parties and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2Rights as a Lender
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3Exculpatory Provisions
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.4Reliance by Administrative Agent
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of another Credit Party, the Administrative Agent may presume that such condition is satisfactory to such Credit Party unless the Administrative Agent shall have received notice to the contrary from such Credit Party one full Business Day prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.5Delegation of Duties
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities evidenced by this Credit Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.6Resignation of Administrative Agent
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7Non Reliance on Administrative Agent and Other Lenders
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.8Withholding
To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9No Other Duties
Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.10Administrative Agent May File Proofs of Claim
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid by the Borrower under the Loan Documents, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 10.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 10.3.
Section 9.11Erroneous Payments
(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto) (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment

Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.
(i)Subject to Section 10.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligation owed by any Borrower or any other Loan Party provided that this Section 8.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower under the Loan Documents relative to the amount (and/or timing for payment) of such obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations of the Borrower (or any portion thereof) under any Loan Document.
ARTICLE 10.
MISCELLANEOUS
Section 10.1Notices
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:
(i)if to the Borrower, to it at c/o Aristotle Investment Services, LLC, 11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025-0449, Attention: Kim St. Hilaire, Chief Operating Officer (Telephone: (310) 478-4005; E-mail: AFST@aristotlecap.com, in each case with a copy to JP Leasure (E-mail: jleasure@aristotlecap.com), Michael Marzouk (E-mail: mmarzouk@aristotlecap.com) and JG Lallande (E-mail: jlallande@aristotlecap.com), at Aristotle Pacific Capital, LLC, 840 Newport Center Drive, 7th Floor, Newport Beach, CA 92660.
(i)if to the Administrative Agent, to it at, (i) in all cases, Barry K Chung, Senior Vice President, U.S. Bancorp, 3 Bryant Park, New York, NY 10036 (Tel: 917.256.2829; E-mail: barry.chung@usbank.com), and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to Agency Services, U.S. Bank National Association, Attn: Karen M Wallace, 800 Nicollet Mall, Minneapolis, MN 55402, (Telephone: 866-319-2464; Facsimile: 612-303-3851; E-mail: agencyserviceslcmshared@usbank.com and karen.wallace@usbank.com); or
(ii)if to any other Credit Party, to its address (or facsimile number or e-mail address) set forth on Schedule 1.
(b)Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.
(c)Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that notices and other communications required under, or made pursuant to, Article 2 which are delivered or furnished by electronic communication shall be delivered or furnished to the Administrative Agent in “portable document format”. In furtherance of the foregoing, each Lender hereby agrees to notify the Administrative Agent in writing, on or before the date such Lender becomes a party to this Credit Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d)Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)The Borrower hereby acknowledges that: (i) the Administrative Agent may make available to the Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.
(f)Each Lender hereby agrees that notice to it in accordance with this Section 10.1 specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Credit Agreement, constitute effective delivery to such Lender of such Specified Materials.
(g)EACH LENDER: (I) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE BORROWER OR ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (II) CONFIRMS THAT: (A) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (B) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (C) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAILS FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

Section 10.2Waivers; Amendments
(a)No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Credit Parties would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective except as provided in Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
(b)Except as otherwise expressly provided herein (including, without limitation, Section 1.5 and Section 3.5), neigher any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of any payment for any Loan, the Scheduled Commitment Termination Date (other than pursuant to Section 2.3), any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments (other than pursuant to Section 2.3), without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata treatment of the Lenders, including, without limitation, the pro rata sharing of payments required hereby and the pro rata reduction of Commitments required hereby, without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) change the currency in which Loans are to be made or payment under the Loan Documents is to be made without the written consent of each Lender, (vii) change Section 7.7(a) (other than an increase in the ratio appearing therein) without the written consent of each Lender, or (viii) change the identity of the Borrower, or add any Person as a borrower hereunder, in either case without the written consent of each Lender and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
Section 10.3Expenses; Indemnity; Damage Waiver
(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all documented out-of-pocket costs and expenses incurred by each Credit Party, including the fees and disbursements of counsel, in connection with the enforcement or protection of its rights against the Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations.
(b)The Borrower shall indemnify each Credit Party (together with any sub-agent of the Administrative Agent), and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto. Subject to Section 10.3(c), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against any Credit Party to recover any Losses suffered by the Borrower to the extent caused by such Credit Party’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of any Credit Party (as found by a final and nonappealable decision of a court of competent jurisdiction), such Credit Party shall be deemed to have exercised due care. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.
(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (based on a fraction, the numerator of which is the sum of the outstanding principal balance of such Lender’s Loans plus such Lender’s unused Commitment, and the denominator of which is the sum of the principal balance of the Loans of all Lenders plus the aggregate unused Commitments of all Lenders, in each case determined as of the earlier to occur of the time that the applicable unreimbursed expense or indemnity payment is sought and the last date upon which the denominator set forth above is greater than zero) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. In the event that (i) any Lender shall have paid to the Administrative Agent any amount pursuant to this Section 10.3(c) relating to any Losses payable by the Borrower under Section 10.3(b), and (ii) it is found (by a final and nonappealable decision of a court of competent jurisdiction in any action brought by the Borrower) that the Administrative Agent failed to exercise due care (within the meaning of Section 10.3(b)), then promptly after demand therefor by such Lender, the Administrative Agent shall repay to such Lender the amount of such payment to the extent that (X) such failure gave rise to such Losses, and (Y) such Lender shall not have been reimbursed therefor by the Borrower. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.6(d).
(d)To the extent permitted by applicable law, the Borrower and each Credit Party agrees that it shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third-party claim in connection with which any Indemnitee is entitled to indemnification hereunder.
(e)All amounts due under this Section shall be payable promptly but in no event later than ten (10) days after written demand therefor.
(f)Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 10.4Successors and Assigns
(a)Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, provided that if (x) an Event of Default has occurred and is continuing at the time of such assignment, no consent of the Borrower shall be required or (y) such assignment is to a Person who, immediately prior to such assignment was already a Lender, no consent shall be required from the Borrower; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is neither a Lender nor an Affiliate of a Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000 or, if the assignee is a Defaulting Lender, $7,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form.
(v)Prohibited Assignments. No such assignment shall be made to (1) the Borrower or any of its Affiliates, (2) a natural person, (3) any Defaulting Lender or any Affiliate thereof, or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this paragraph (v).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under the Loan Documents, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3, 3.4 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, only with respect to its Commitment and Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliate of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.3 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6(f) as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
(e)Limitations upon Participant Rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.4(g) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5Survival
All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.3, 3.4 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.
Section 10.6Counterparts; Integration; Effectiveness; Electronic Execution
(a)Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to one or more Credit Parties constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
(b)Electronic Execution. Delivery of an executed counterpart of a signature page of this Credit Agreement or any other Loan Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement or any other Loan Document. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Credit Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lenders and the Borrower, electronic images of this Credit Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 10.7Severability
In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.8Right of Setoff
If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency) at any time held, and other obligations (in whatever currency) at any time owing, by it to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter owing under the Loan Documents to such Lender, irrespective of whether or not such Lender or Affiliate shall have made any demand under any Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Credit Parties, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.9Governing Law; Jurisdiction; Consent to Service of Process
(a)THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.   Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10WAIVER OF JURY TRIAL
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11Headings
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.
Section 10.12Interest Rate Limitation
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Applicable Rate to the date of repayment, shall have been received by such Lender.
Section 10.13Treatment of Certain Information
Each Lender agrees with the Borrower to use reasonable precautions to keep confidential, in accordance with such Lender’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to such Lender, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by such Lender within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) on a confidential basis, to its respective Related Parties and service providers, (ii) on a confidential basis, to any direct, indirect or prospective counterparty (and its advisors), to any swap, derivative, securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iv) on a confidential basis to any other party to the Loan Documents, to prospective lenders or participants or their counsel, (v) to auditors or accountants, and any analogous counterpart thereof, (vi) on a confidential basis, to any rating agency, insurer or insurance broker, or direct or indirect provider of credit protection to a Lender or any of its Related Parties, (vii) in connection with any litigation to which such Lender is a party, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than the Borrower, or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower; and (ix) to the extent the Borrower shall have consented to such disclosure in writing. Each Lender acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict any Lender from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, any Credit Party to disclose to the Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, any Lender to inform the Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.
Section 10.14USA Patriot Act Notice
Each Credit Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with the Patriot Act.
Section 10.15Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.16Relationship with Lenders
The Borrower agrees that (a) no Lender or other financial institution party hereto (i) is a financial advisor, agent or fiduciary for the Borrower hereunder, or (ii) has assumed an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby, and (b) each Lender and other financial institution party hereto may be engaged in a broad range of transactions that involve interests that differ from the Borrower’s, and such Person has no obligation to disclose any of such interests to the Borrower by virtue of any advisory, agency, fiduciary or other relationship.
Section 10.17Certain ERISA Matters
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Credit Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).
(c)For purposes of this Section 10.17, the following defined terms when used herein have the following meanings:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Section 10.18ICA Bank
No Person shall be or become a Lender hereunder unless such Person is a “bank” within the meaning of Section 2(a)(5) of the ICA.
Section 10.19Acknowledgement Regarding any Supported QFCs
To the extent that any Loan Document (i) constitutes a QFC (such Loan Document, a “Loan Document QFC”), or (ii) provides support, through a guarantee or otherwise, for any Loan Document QFC, any Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, each party hereto has caused this Credit Agreement to be executed by its duly authorized representative as of the date first above written.
ARISTOTLE FUNDS SERIES TRUST, a Delaware statutory trust, acting for the account of and for the benefit of the series thereof known as ARISTOTLE FLOATING RATE INCOME FUND
By: /s/Kim St. Hilaire
Name: Kim St. Hilaire
Title: Vice President

Aristotle Floating Rate Income Fund – Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as the Administrative Agent and as a Lender
By: /s/Barry K. Chung
Name: Barry K. Chung
Title: Sr. Vice President

Aristotle Floating Rate Income Fund – Credit Agreement

BANK OF MONTREAL, as a Lender
By: /s/Collin Wagner
Name: Collin Wagner
Title: Vice President

Aristotle Floating Rate Income Fund – Credit Agreement

BNP PARIBAS, as a Lender
By: /s/Hampton Smith
Name: Hampton Smith
Title: Managing Director

By: /s/Patrick Cunnane
Name: Patrick Cunnane
Title: Vice President

Aristotle Floating Rate Income Fund – Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender
By: /s/Peter J. Hallan
Name: Peter J. Hallan
Title: Senior Vice President

Aristotle Floating Rate Income Fund – Credit Agreement

Schedule 1

List of Lenders and Commitments

Lender	Commitment
Name: U.S. Bank National Association Address and Contact Information: Barry K Chung Senior Vice President 3 Bryant Park New York, NY 10036 Tel: (917) 256-2829 barry.chung@usbank.com	$100,000,000
Name: Bank of Montreal Address and Contact Information: Amy E. Prager 115 LaSalle Street, 25 West Chicago, IL 60603 Tel: (312) 461-3528 E-mail: Amy.prager@bmo.com	$75,000,000
Name: BNP Paribas Address and Contact Information: Marguerite Lebon 787 Seventh Avenue New York, NY 10019 Tel: (212) 841-2906 E:mail: Marguerite.lebon@us.bnpparibas.com	$75,000,000
Name: The Northern Trust Company Address and Contact Information: Peter Hallan 50 S. LaSalle Street Chicago, IL 60603 Tel: (312) 444-2434 E-mail: PH48@ntrs.com	$25,000,000
TOTAL	275,000,000

Aristotle Floating Rate Income Fund – Credit Agreement